UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Community Properties Trust
_____________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________
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AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

April 21, 2006

Dear Shareholders:

On behalf of the officers and trustees of American Community Properties Trust (the "Company"), you are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 10:00 a.m. EDT, on Wednesday, June 7, 2006, at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland.

At the meeting, shareholders of the Company will be asked to consider and act upon the election of two trustees to serve until 2009 as described in the accompanying Notice of Meeting and Proxy Statement.

The trustees of the Company unanimously recommend that all shareholders of the Company vote in favor of the proposal presented. Your vote is important regardless of the number of shares you own. We strongly encourage all shareholders of the Company to participate by voting their shares by proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed proxy as soon as possible. If you do attend the meeting, you may still vote in person.

Sincerely,

/s/ J. Michael Wilson

J. Michael Wilson
Chairman and
Chief Executive Officer

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 7, 2006

TO THE SHAREHOLDERS OF AMERICAN COMMUNITY PROPERTIES TRUST:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Community Properties Trust (the "Company") will be held on Wednesday, June 7, 2006, at 10:00 a.m. EDT at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, for the following purposes:

    To elect two trustees of the Company to serve until the Annual Meeting of Shareholders in 2009; and

    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Trustees has fixed the close of business on April 17, 2006 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Trustees

/s/ Cynthia L. Hedrick

Cynthia L. Hedrick
Secretary

St. Charles, Maryland
April 21, 2006

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 7, 2006

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Trustees of American Community Properties Trust, a Maryland real estate investment trust (the "Company" or "ACPT"), for the 2006 Annual Meeting of the shareholders of the Company (the "2006 Annual Meeting") to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland on Wednesday, June 7, 2006 at 10:00 a.m. EDT. The Notice of the 2006 Annual Meeting, this proxy statement and the accompanying proxy card are first being mailed on or about April 27, 2006 to shareholders of record of the Company's common shares ("Common Shares") as of the close of business on April 17, 2006. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy card in the envelope provided. Each share entitles the registered holder to one vote. As of April 17, 2006, there were 5,197,954 Common Shares outstanding and entitled to vote at the 2006 Annual Meeting. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is counted by notifying the Secretary of the Company in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

At the 2006 Annual Meeting, shareholders will have the opportunity to elect two trustees to serve until the Annual Meeting in 2009 and to transact such other business as may properly come before the meeting.

The Company's principal executive offices are located at 222 Smallwood Village Center, St. Charles, Maryland, 20602.

VOTING OF PROXIES

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the 2006 Annual Meeting constitutes a quorum. A properly executed proxy marked to withhold authority with respect to the election of a trustee nominee will not be voted with respect to such nominee, although it will be counted for purposes of determining whether there is a quorum. Accordingly, "withhold authority" votes will have the effect of a vote against the election of the nominee. The election of trustees requires the affirmative vote of a plurality of the votes cast at the 2006 Annual Meeting, which means the nominees who receive the most votes will be elected.

ELECTION OF TRUSTEES

At the 2006 Annual Meeting, the shareholders will be voting for two nominees to serve as trustees until the Annual Meeting in 2009. The two nominees for election until the 2009 Annual Meeting are Antonio Ginorio and Edwin Kelly. Mr. Ginorio has been a trustee since January 2001. Mr. Kelly has been a trustee since March 1997. Information regarding the Board's nominees for trustees is set forth below. Information regarding the other trustees whose terms expire in 2007 and 2008 is also set forth below.

Pursuant to the Company's Bylaws, the Board of Trustees consists of not less than three nor more than nine trustees, with the present number of trustees set at six. The Board of Trustees is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of trustees.

The accompanying proxy, if signed and returned, will be voted for election of the Board's nominees unless contrary instructions are given. If the Board's nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of trustees is reduced by the Board of Trustees in accordance with the Bylaws, for such other person as the Board of Trustees may designate.

Recommendation of the Board of Trustees

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF MR. ANTONIO GINORIO AND MR. EDWIN L. KELLY AS TRUSTEES.

Nominees for Election to the Board of Trustees for a Three Year Term to Expire at the 2009 Annual Meeting of Shareholders

Antonio Ginorio, 63. Mr. Ginorio has been a trustee of the Company since January 2001. Prior to his retirement in 2000, he was a Senior Audit Partner in the San Juan Office of PricewaterhouseCoopers, a globally-recognized public accounting firm, for 36 years. He has extensive audit experience in banking, manufacturing, retail and real estate.

Edwin L. Kelly, 64. Mr. Kelly has been a trustee of the Company since March 1997 and has served as President and Chief Operating Officer of the Company since July 1998. Mr. Kelly was President and Chief Operating Officer of Interstate General Company L.P. ("IGC"), predecessor to the Company, and Interstate General Management Corporation ("IGMC"), managing general partner of IGC, from 1997 to 1998. Prior to that, he served as Senior Vice President and Treasurer of IGC and Senior Vice President of IGMC since their formation in 1986. He has served in various executive positions with IGC and its predecessor companies since 1974, including as a Director of IGMC from 1986 to 1998.

Members of the Board of Trustees Continuing in Office with a Term to Expire at the 2007 Annual Meeting of Shareholders

J. Michael Wilson, 40. Mr. Wilson has been a trustee of the Company since March 1997 and has served as Chairman and Chief Executive Officer of the Company since July 1998. Mr. Wilson was a Director of IGMC from 1996 to 1998 and from January 1997 to November 1998 was Vice Chairman, Secretary, and Chief Financial Officer of IGC. He has been President and Chief Operating Officer of Interstate Business Corporation ("IBC"), a general partner of IGC, since 1994 and a Director of IBC since 1991. He served as Vice President of IBC from 1991 to 1994. He has been a director of Wilson Securities Corporation since 1991, and President since March 1996. He was Vice President of Wilson Securities Corporation from 1991 to 1996. He has been Vice President of Interstate Waste Technologies, a subsidiary of IGC, since 1994.

Thomas J. Shafer, 76. Mr. Shafer has been a trustee of the Company since August 1998. He is a registered professional engineer specializing in real estate evaluation and land development. Prior to his retirement in 1997, he was a partner in Whitman, Requardt and Associates, LLP ("Whitman Requardt"), an engineering and architectural firm from 1976 through 1997 and its managing partner from 1989 through 1997. He was a director of IGMC from January 1998 to June 2000. He is a member of the Urban Land Institute, the American Society of Professional Engineers and numerous other technical organizations. Whitman Requardt has provided engineering services to the Company for over thirty years.

Members of the Board of Trustees Continuing in Office with a Term to Expire at the 2008 Annual Meeting of Shareholders

T. Michael Scott, 47. Mr. Scott has been a trustee of the Company since December 1999. Mr. Scott has served as President of Cambridge Holdings, a real estate company in Fairfax County, Virginia, since 1992. He has been a principal of the Cambridge companies since 1986. Mr. Scott also serves on the Board of Directors of Tier Technologies, Inc., a NASDAQ traded company. He is a member of the National Association of Industrial and Office Properties and serves on the Executive Committee of the Washington/Baltimore Chapter of the Young President's Organization. He received a B.S. in Engineering from Cornell University and an MBA from Harvard University.

Thomas S. Condit, 64. Mr. Condit has been a trustee of the Company since January 2003. Prior to his retirement, he served as President and Chief Executive Officer of Craver, Mathews, Smith & Co., Inc., a fundraising and membership development firm, from 1993 to 1995. Prior to that, he served as President and Chief Executive Officer of the National Cooperative Bank in Washington, D.C. He has extensive experience in mortgage banking, investment banking, consumer financial services, federally insured depository services, and community economic development. He earned his juris doctorate from the National Law Center at George Washington University, and a Bachelor of Arts degree from Stanford University.

BOARD AND COMMITTEE MATTERS

Requirements of Board Members

Pursuant to the Company's Declaration of Trust not fewer than two of the members of the Board of Trustees must be persons who are not employed by (i) the Company, (ii) any Affiliate of the Company, or (iii) a member of the family of James J. Wilson, the President and Chief Executive Officer of IGC and the father of J. Michael Wilson.

During the fiscal year 2005, the Board of Trustees held five regular meetings and five special meetings. All trustees attended at least 75% of the total meetings of the Board of Trustees and committees of the Board on which they served. In accordance with Company policy, all members of our Board attended last year's annual meeting.

Compensation of Trustees

The Company pays its Trustees who are not employees of the Company or any of its affiliates fees for services as trustees. Trustees receive fees of $6,500 per quarter plus $1,400 per Board meeting and an additional $500 fee for each special telephonic meeting. The Chairman of the Audit Committee receives an additional $1,400 per meeting. The Trustees are also reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.

Trustee Share Incentive Plan. The Trustee Share Incentive Plan authorizes the Board of Trustees, in its discretion, to grant to eligible trustees, awards of the same type and terms as the awards available under the Employee Share Incentive Plan discussed in this Proxy Statement under "Executive Compensation". Only trustees who are not employees of ACPT or any affiliated company are eligible to receive awards under the Trustee Share Incentive Plan. An aggregate of 52,000 Common Shares has been reserved for issuance under the Trustee Share Incentive Plan. During 2001, Thomas J. Shafer, T. Michael Scott and Antonio Ginorio were awarded 10,000 Rights each that entitle the holder to receive upon exercise an amount payable in cash, common shares or other property equal to the difference between the market value of common shares and a base price fixed on the date of grant. The base price is $4.00 per Right and the Rights vest in equal increments each year for five years commencing in 2002. Also under this plan, 1,600 unregistered shares were awarded to each non-employee Trustee in June 2005.

Committees of the Board

The Board of Trustees has established the following standing committees, and the charters for the Audit Committee and Nominating and Corporate Governance Committee may be found on our website at www.acptrust.com.

Audit Committee. The Audit Committee consists of three members, each of whom qualifies as an independent trustee under American Stock Exchange ("AMEX") listing requirements. The responsibilities of the Audit Committee include the appointment and termination of the independent auditors, reviewing with the independent auditors the plans for and results of the annual audit engagement, approval of any other professional services provided by the independent auditors, approval of the fees paid to the independent auditors for audit and non-audit services, and periodically reviewing, with the assistance of the independent auditors, the adequacy of ACPT's internal accounting controls. The members of the Audit Committee for 2005 were Messrs. Ginorio (Chairman), Condit and Scott. The Audit Committee held ten meetings during the year ended December 31, 2005.

The Board of Trustees has determined that each member of the Audit Committee is, as required by AMEX rules, able to read and understand fundamental financial statements and that at least one member of the committee, Mr. Ginorio, Chairman, is "financially sophisticated" under the AMEX rules and is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K.

Compensation Committee. The Compensation Committee consists of four members, each of whom is an independent trustee under the AMEX listing requirements. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving the compensation of the executive officers of ACPT, including the CEO. The members of the Compensation Committee for 2005 were Messrs. Shafer (Chairman), Condit, Ginorio and Scott. The Compensation Committee met four times during 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed on January 28, 2005 and consists of four members, each of whom is an independent trustee under the AMEX listing requirements. The Committee assists our Board with: identifying qualified individuals to become members of our Board in the event of any vacancy on the Board, recommending to the Board from time to time the member who should serve as Chairman of the Board, determining the composition of the committees of the Board, recommending to the Board, on an annual basis, trustee nominees for the Board to be presented in the Annual Shareholders Meeting, monitoring a process to assess Board effectiveness and developing and implementing our corporate governance guidelines. The members of the Nominating and Corporate Governance Committee for 2005 were Messrs. Scott (Chairman), Condit, Ginorio, and Shafer. The Nominating and Corporate Governance Committee met once during 2005.

There are no differences in the way the Nominating and Corporate Governance Committee evaluates nominees suggested by shareholders from those suggested by Board members or management.

INDEPENDENT AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees for professional services rendered by Ernst & Young LLP, the Company's independent registered public accounting firm, for the audit of the Company's annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2005	2004

Audit Fees	$745,500	$886,790
Audit-Related Fees	22,235	51,900
Tax Fees	249,474	97,150
All Other Fees	-	-

Audit Fees

Audit fees in 2005 and 2004 represented fees for professional services provided in connection with the annual audit of our financial statements reported on Form 10-K and review of our quarterly financial statements reported on Form 10-Q.

Additional audit fees in 2005 included fees related to the restatement of our Form 10-K for the year ended December 31, 2004 and Form 10-Qs for the periods ended March 31, 2005 and June 30, 2005 of $138,500. Fees billed by Ernst & Young in 2004 also included fees for professional services rendered in connection with the audit and 8-K filing review in connection with the acquisition of apartment partnerships in October 2004, SEC matters of $50,000 as well as the restatement of our financial statements for the years ended December 31, 2002 and 2003 and for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 of $235,000.

Audit-Related Fees

Audit-related services in 2005 included the audit of the Retirement Benefit Plan, and the Company's subscription to Ernst & Young's on-line accounting and auditing research tool. Audit-related services performed in 2004 included the audit of the Retirement Benefit Plan, advisory services relating to our internal controls, and our subscription to Ernst & Young's on-line accounting and auditing research tool.

Tax Fees

We use Ernst & Young for tax services, including tax compliance, tax advice and tax planning. Fees in 2005 included those relating to the Closing Agreement with the IRS, our 2004 Form 10-K/A and tax consulting.

Other Fees

We did not engage the independent auditor to provide "other services" for us in 2005 or in 2004.

Pre-Approval Policies and Procedures

The Audit Committee adopted a policy that requires approval in advance of all audit, audit-related, tax services, and other services performed by the independent auditor outside of the audit engagement letter. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The policy states that the Audit Committee must pre-approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee reports that all services rendered in fiscal year 2005 were pre-approved.

Appointment of Principal Independent Auditor for 2006

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2006. Ernst & Young has served in this capacity since May 15, 2002. Ernst & Young LLP will audit and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee held ten meetings during fiscal year 2005. The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and letters required by the Independence Standards Board (including Independence Standards Board Standard No. 1) that were received by the Committee, and considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the board has approved) that the audited financial statements for 2005 be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Antonio Ginorio, Committee Chairman
Thomas S. Condit
T. Michael Scott

April 21, 2006

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") during the Company's last three fiscal years.

		Annual Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)

J. Michael Wilson (2)	2005	350,000	90,000	--
Chairman & Chief	2004	290,000	90,000	--
Executive Officer	2003	190,000	50,000	--

Edwin L. Kelly	2005	375,300	100,000	18,810
President & Chief	2004	350,300	105,000	18,360
Operating Officer	2003	330,300	50,000	17,841

Carlos R. Rodriguez	2005	260,300	50,000	18,810
Executive Vice	2004	250,300	50,000	18,360
President	2003	230,300	30,000	17,841

Cynthia L. Hedrick	2005	225,300	31,500	18,810
Executive Vice President	2004	180,300	25,000	14,797
& Chief Financial Officer	2003	145,300	5,000	11,500

Jorge Garcia Massuet	2005	190,300	50,000	16,530
Vice President	2004	185,300	50,000	16,869
	2003	180,300	40,000	15,561

(1)	Reflects ACPT's contributions on behalf of the executive to the Company's Retirement Plan discussed below.
(2)	J. Michael Wilson, the CEO of ACPT and President of IBC, is on the payroll of IBC. ACPT reimburses IBC for his services provided to ACPT.

EMPLOYMENT AGREEMENTS

Edwin L. Kelly

The Company entered into an employment agreement dated as of August 25, 1998 with Mr. Kelly, who serves as President and Chief Operating Officer of the Company and shall have primary responsibility for managing the day to day affairs of ACPT and its subsidiaries. Mr. Kelly's initial base salary is $275,000, and is subject to review and increase, but not decrease, at the discretion of the Board of Trustees of ACPT. The agreement provides for Mr. Kelly to be eligible for such bonus and other benefits as may be established and conferred upon comparable senior executives of the Company. In addition to his annual salary and benefits, Mr. Kelly is entitled to use of a company automobile, a cellular phone and payment of membership dues in a country club.

The agreement contains a customary non-disclosure provision effective during the period of his employment and for a period of three years thereafter.

The employment agreement may be terminated by either party upon 90 days prior written notice and terminates automatically upon the death or disability of Mr. Kelly. If the agreement terminates due to death or disability, the Company will pay Mr. Kelly or his estate the base salary for the six months following such termination. In addition, the Company may terminate the employment agreement for "cause." As defined in the employment agreement, "cause" means the executive's (i) willful, reckless or grossly negligent inattention to his duties or responsibilities to the Company and its subsidiaries, (ii) unethical conduct relating to the performance of his duties and responsibilities, (iii) repeated disregard for the written rules, policies and regulations of the Company, (iv) conviction of a felony or other criminal offense relating to fraud or theft, (v) repeated failure or refusal to perform employment obligations under the agreement or (vi) breach of his obligations, including without limitation the non-compete provision described below, under the employment agreement.  In the event of termination for cause, all salary and benefit payments cease immediately.

If the Company terminates the employment agreement other than for cause, or if Mr. Kelly terminates the agreement upon any breach by the Company of its obligations thereunder, the Company will pay the executive's base salary and benefits for a period of 24 months following such termination.

Jorge Garcia Massuet

                Mr. Garcia entered into an employment agreement with Interstate General Properties Limited Partnership, S.E. (IGPLP), a wholly-owned subsidiary of ACPT, on May 12, 2004.  Pursuant to this agreement, Mr. Garcia will serve as Vice President of Construction of IGPLP and have primary responsibility for managing the construction and development of the real estate assets of the Company in Puerto Rico.  Mr. Garcia will receive an annual base salary of $185,000, which salary may be increased at the discretion of the Compensation Committee of the Board of Trustees of ACPT.  In addition to his annual salary and benefits, Mr. Garcia is entitled to use of a company automobile, a cellular phone and payment of membership dues in a country club.  Mr. Garcia's employment under this agreement shall continue until his death, resignation or termination by the Board of Trustees of ACPT.

The agreement contains a customary non-disclosure provision effective during the period of his employment and for a period of three years thereafter.

Either party may terminate Mr. Garcia's employment under the employment agreement for any reason upon 60 days prior written notice to the other.  The employment agreement automatically terminates upon the death or disability of Mr. Garcia, in which case the Company shall pay to Mr. Garcia or his estate, a pro-rated portion of the base salary for a period of six months following the termination as well as benefits for that six-month period.

The Company may terminate the employment agreement immediately for "cause."  As defined in the employment agreement, "cause" means the executive's (i) willful, reckless or negligent inattention of the welfare of the Company and its subsidiaries, (ii) unethical conduct, (iii) repeated disregard for the written rules, policies and regulations of the Company, (iv) conviction of a felony or other criminal offense relating to fraud or theft, or (v) repeated failure or refusal to perform employment obligations under this agreement.  In the event of termination for cause, all salary and benefit payments cease immediately.

Mr. Garcia may terminate the employment agreement immediately upon any breach by the Company of any of its obligations under the agreement. In the event of a termination by Mr. Garcia or termination of the employment agreement by the Company for any reason other than cause, the Company shall pay to Mr. Garcia his base salary and benefits for a period of 24 months following such termination.

Carlos R. Rodriguez

The Company has executed an employment agreement dated as of April 20, 2006 with Mr. Rodriguez, who serves as president of the Company's subsidiary, IGP Group, Corp. The agreement provides for an initial term expiring June 30, 2007, subject to extension at the Company's option. Unless the agreement is earlier terminated, upon expiration of the term of the agreement, as extended, Mr. Rodriguez has agreed to serve as a consultant, performing not more than 250 hours of services in any 12 month period, until June 30, 2010.

Mr. Rodriguez's initial base salary is $300,000, and is subject to review and increase, but not decrease, in the discretion of the Board of Trustees. The agreement provides for Mr. Rodriguez to be eligible for such bonus and other benefits as may be established and conferred upon comparable senior executives of the Company. Under the terms of the agreement, Mr. Rodriguez will be paid an annual fee of $100,000 for the period he serves as a consultant following expiration of the term of his employment.

The employment agreement may be terminated by either party upon 90 days prior written notice and terminates automatically upon the death or disability of Mr. Rodriguez. If the agreement terminates due to death or disability, the Company will pay Mr. Rodriguez or his estate the base salary or consulting fees otherwise scheduled to be paid for the six months following such termination. In addition, the Company may terminate the employment agreement for "cause." As defined in the employment agreement, "cause" means the executive's (i) willful, reckless or grossly negligent inattention to his duties or responsibilities to the Company and its subsidiaries, (ii) unethical conduct relating to the performance of his duties and responsibilities, (iii) repeated disregard for the written rules, policies and regulations of the Company, (iv) conviction of a felony or other criminal offense relating to fraud or theft, (v) repeated failure or refusal to perform employment obligations under the agreement or (vi) breach of his obligations, including without limitation the non-compete provision described below, under the employment agreement.  In the event of termination for cause, all salary and benefit payments cease immediately.

If the Company terminates the employment agreement other than for cause, or if Mr. Rodriguez terminates the agreement upon any breach by the Company of its obligations thereunder, the Company will pay the executive's base salary for the remainder of the year of termination plus one additional year; provided that if Mr. Rodriguez terminates the agreement during the consultancy period, the Company will pay all consultant fees for the remainder of the consultancy period.

The employment agreement contains a non-competition and non-solicitation provision pursuant to which Mr. Rodriguez has agreed that he will not, until June 30, 2010, provide services to, or become engaged in any capacity, including as a principal, agent, shareholder (other than as a passive investor of less than 5% of the outstanding stock of any public company), consultant, employee, lender or surety, in, any entity that competes with the Company or its subsidiaries in Puerto Rico. Mr. Rodriguez has also agreed that, during this period, he will not hire or attempt to hire any person who, during the year prior to the termination of Mr. Rodriguez's employment with the Company, was serving as an employee, director or trustee of the Company or any subsidiary, or otherwise solicit or induce any such person to terminate his or her service with the Company. The non-competition and non-solicitation provisions terminate upon the termination of the employment agreement by Mr. Rodriguez upon a breach by the Company of its obligations thereunder.

SHARE OPTIONS AND SHARE APPRECIATION RIGHTS

Certain Named Executive Officers hold share appreciation rights ("SARS") pursuant to ACPT's Share Incentive Plan. The following table summarizes the SARS exercised during 2005 and presents the value of unexercised SARS held by the Named Executive Officers at fiscal year end. No awards under this plan were made to any of the Named Executive Officers in 2005. The values at December 31, 2005 of these rights are reflected below.
AGGREGATED RIGHTS EXERCISED IN 2005 AND DECEMBER 31, 2005 RIGHTS VALUES
			Number of Securities Underlying Unexercised Rights at December 31, 2005	Value of Unexercised In-the-Money Rights at December 31, 2005
Name	Shares Acquired On Exercise (#) (a)	Value Realized ($)	Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)

J. Michael Wilson	--	--	--	--
Edwin L. Kelly	24,000	433,152	0/6,000	0/117,360
Carlos R. Rodriguez	--	--	8,000/2,000	156,480/39,120
Cynthia L. Hedrick	12,000	163,155	0/3,000	0/58,680
Jorge Garcia Massuet	--	--	3,200/800	62,592/15,648

  No shares were issued upon exercise of SARS. The rights were satisfied with cash.

LONG-TERM INCENTIVE PLAN

Under the Share Incentive Plan, the Compensation Committee of the Board of Trustees may grant to key employees the following types of Share-based incentive compensation awards ("Awards"): (i) options to purchase a specified number of Common Shares ("Options"), (ii) Common Shares that vest upon the occurrence of certain vesting criteria ("Restricted Shares"), or (iii) Share Appreciation Rights ("Rights") that entitle the holder to receive upon exercise an amount payable in cash, Common Shares or other property (or any combination of the foregoing) equal to the difference between the market value of Common Shares and a base price fixed on the date of grant. A total of 208,000 Common Shares have been reserved for issuance under the Share Incentive Plan.

The Share Incentive Plan authorizes the Compensation Committee to determine the exercise price and manner of payment for Options and the base price for Rights. The Compensation Committee also is authorized to determine the duration and vesting criteria for Awards, including whether vesting will be accelerated upon a change in control of ACPT.

RETIREMENT PLAN

ACPT has established a retirement plan (the "Retirement Plan") for eligible employees of the Company. Employees are generally eligible to participate when they complete one year of service. Time of service performed for IGC, ACPT's predecessor, qualifies for the service requirement. Contributions from the Company to the plan are 5.7% of base salaries and wages not in excess of the U.S. Social Security taxable wage base, and 11.4% of salaries (limited to $220,000) that exceed that wage base.

In addition, the Retirement Plan contains a profit sharing provision allowing ACPT to award annual cash bonuses to the officers and employees in reasonable amounts reflecting their contributions to the Company. The awards are determined by the Compensation Committee. A portion of each bonus is contributed on behalf of the employee to the Retirement Plan. No annual cash bonuses were made under the Retirement Plan in 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee consists of Thomas J. Shafer (Chairman), Thomas S. Condit, Antonio Ginorio, and T. Michael Scott. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving the compensation of all officers of ACPT.

Compensation Policy and Objectives

The policy of the Compensation Committee is to relate salary and bonuses to the performance of management and key individuals in meeting the long-term goals of the Company. These long term goals include maximizing shareholder value by increasing revenues, profits and return on invested capital while protecting and enhancing the assets of the Company. Promoting a culture of integrity, community relations, ethics and legal compliance is also an important duty of management. One of the principal strategies in obtaining these goals is to minimize the risks associated with the cyclical nature of real estate holdings and land development by reducing recourse debt and securing long term financing at attractive interest rates.

The Compensation Committee annually evaluates the Company's performance, as well as the personal performance of the Chief Executive Officer and the other officers of the Company. After reviewing the compensation policies and the results of a survey of peer companies, the Compensation Committee has adopted guidelines for the determination of executive compensation. The Compensation Committee believes that it has designed and implemented a compensation structure that provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance. Compensation will be determined by assigning a base salary at the beginning of each calendar year and a bonus to be determined after year end based on the performance of each officer. The maximum bonus amount awarded to each executive will not exceed fifty percent of his or her base salary for the calendar year. The quantitative and qualitative factors used by the Compensation Committee to determine annual cash bonuses are as follows:

    Revenues and Earnings: meeting or exceeding budget goals, stock performance, leasing goals
    Strategic Initiatives: property and apartment acquisitions, new products, agency and governmental approvals
    Human Resources: staff building, succession planning, training, establishing staff performance goals
    Cash Flow Management: meeting dividend goals, managing debt, refinancing improvements
    Leadership: establishing a vision for the next ten years, corporate governance, establishing and maintaining appropriate internal controls, corporate image

While the Compensation Committee considered these performance factors in making individual compensation decisions, the Committee applied its own business judgment in making final determinations.

Performance of the Company

For the year ended December 31, 2005, ACPT:

    reported net income of $7,545,000;
    issued four quarterly dividends to its shareholders, totaling $0.40 per share;
    increased total assets by $33,058,000;
    increased the investment in our commercial office building, and apartment acquisition;
    continued to take advantage of the low interest rates by refinancing select apartment properties; and
    increased shareholder value by 59%.

The stock increased in value from $12.15 per share at the close of business on December 31, 2004 to $19.48 per share at the close of business on December 30, 2005. The increase in the stock value was significantly greater than comparable indices and peer companies. The Compensation Committee attributes this increase to the strong housing market and management's ability to take advantage of this market through well placed assets and entitlements previously negotiated with governmental agencies. Some of the more important factors in 2005 that the committee considered are described herein.

Lot sales in the planned community of St. Charles, Maryland remained strong with 94 single-family detached lots in the Sheffield Neighborhood sold to the Lennar Corporation ("Lennar") at a base price of $100,000 per lot, however, the total number of lots settled fell short of the 128 lots sales presented in the budget. The Company benefited from a favorable sales agreement with Lennar that sets the final lot price at 30 percent of the sales price of the home built on the lot. As a result of a substantial increase of in housing costs, the Company received an additional $2 million dollars in lot sales revenues over and above the base price of the lots. An additional 25 lots were delivered in the active-adult community being developed by a joint venture between Lennar and the Company. Under the agreement, the joint venture develops and sells the lots to Lennar's homebuilding division. Because ACPT contributed the land for the joint venture, the Company will recognize management fees and a pro rata share of previously deferred revenue and costs as lot sales continue.

In Parque Escorial, the planned community in San Juan, Puerto Rico, two sales of commercial land totaling 9.7 acres, resulted in $10.4 million dollars in revenue to the Company. In addition, Interstate General Properties (IGP) sold 32 condominium units in Torres del Escorial generating $7.4 million in revenue.

The Company has continued to provide in-house training to elevate the skills of both its professional and maintenance staff. The recruitment of Mathew Martin as Vice-President and Chief Accounting Officer provides increased expertise in this important function for the Company.

Three of our apartment properties, Lancaster, Wakefield Terrace and Bayamon Garden, were refinanced in 2005 resulting in a cash flow to the Company of $7,435,372.

Compensation of Chief Executive Officer

The Compensation Committee evaluated the performance of the five most highly compensated executive officers and determined the salary and bonuses of these individuals. This evaluation was done using the guidelines for executive compensation adopted by the committee. J. Michael Wilson, CEO, received a base compensation of $350,000 for the year 2005. Based on the performance of the Company, Mr. Wilson's base compensation for 2006 was increased to $375,000 and he was awarded a bonus of $90,000, which was 26 percent of his 2005 base compensation. Mr. Wilson also serves as Chairman of the Board of Trustees without additional compensation and does not participate in the Company's retirement plan.

Compensation Committee
Thomas J. Shafer, Committee Chairman
Thomas S. Condit
Antonio Ginorio
T. Michael Scott

April 21, 2006

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Shares by each of the Company's trustees, the Company's Chief Executive Officer, each of the four most highly compensated executive officers who were serving as executive officers at the end of 2005, other than the Company's Chief Executive Officer, all trustees and current executive officers as a group and each person who is known by the Company to beneficially own more than five percent of any class of the Company's voting securities as of April 17, 2006. The Company has relied upon information supplied by its officers, trustees, and certain shareholders and upon information contained in filings with the SEC.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock

J. Michael Wilson, (1)(2)(4)	107,747	2.07
Edwin L. Kelly	54,607	1.05
Carlos R. Rodriguez	--	--
Cynthia L. Hedrick	--	--
Jorge Garcia Massuet	--	--
Thomas J. Shafer	6,600	*
T. Michael Scott	3,600	*
Antonio Ginorio	2,600	*
Thomas S. Condit	1,600	*
All trustees and executive officers of ACPT as a group (14 persons)(2)	184,029	3.54
The Wilson Group (1) 222 Smallwood Village Center St. Charles, MD 20602	2,650,720	51.67
Interstate Business Corporation (1)(3)(4) 222 Smallwood Village Center St. Charles, MD 20602	1,549,976	29.82
Wilson Securities Corporation (1)(3)(4) 222 Smallwood Village Center St. Charles, MD 20602	545,673	10.50
Robert Chapman (5) Pacific Corporate Towers, 13th Floor 222 N. Sepulveda Blvd. El Segundo, CA 90245	483,200	9.30
Paul J. Isaac (6) 75 Prospect Avenue Larchmont, New York 10538	447,677	8.61

* Less than 1%.

  The Wilson Group is comprised of James J. Wilson and his wife, Barbara A. Wilson; their six children, J. Michael Wilson (CEO and Chairman of ACPT), Thomas B. Wilson, Kevin J. Wilson, Elizabeth W. Weber, Mary P. Wilson and Brian J. Wilson; Interstate Business Corporation; Wilson Securities Corporation; and Wilson Family Limited Partnership. The Wilson Group, collectively, has voting and dispositive control through direct and indirect ownership of 51% of ACPT's outstanding shares as reflected in the Wilson Group's Schedule 13D. The members of the group periodically meet to discuss matters relating to their ownership of ACPT and may from time to time act together with respect to the voting or disposition of common shares. However, there is no formal arrangement among the members of the group in regard to their voting and dispositive voting rights and, accordingly, the group members may not always act together with respect to the common shares.

  Includes 21,350 shares attributable to ACPT shares held by the Wilson Family Limited Partnership. J. Michael Wilson is a General Partner of the Wilson Family Limited Partnership. The management and control of the business and affairs of the partnership are vested jointly in the General Partners, thus J. Michael Wilson shares voting and dispositive power over Common Shares owned by the Wilson Family Limited Partnership.

  Interstate Business Corporation and Wilson Securities Corporation are owned by certain members of the Wilson Family, including J. Michael Wilson.

  These persons are members of the Wilson Group and their shares are also included with the Wilson Group.

  Based on information provided in December 2005, Robert Chapman, through Chapman Capital LLC, has beneficial ownership of 483,200 shares that are directly owned by: (i) Westlake Real Estate LLC (97,163 shares), (ii) Smallwood Real Estate LLC (98,080 shares), (iii) Fairway Real Estate LLC (96,485 shares), (iv) Piney Reach Real Estate LLC (95,470 shares) and (v) Wooded Glen Real Estate LLC (96,002 shares).

  Based on a Schedule 13D/A filed December 6, 2005 and subsequent information provided by the shareholder's broker, Paul Isaac directly owns 73,450 shares and has beneficial ownership of 374,227 shares that are directly owned by: (i) Isaac Brothers LLC (213,200 shares); (ii) Arbiter Partners LP (85,427 shares); (iii) Karen Isaac (wife) and 3 children (75,600).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to IBC for Services Provided by J. Michael Wilson.

J. Michael Wilson, the Chief Executive Officer ("CEO") of ACPT and President of IBC, is on the payroll of IBC. During 2005, ACPT reimbursed IBC $440,000 for his services provided to ACPT. IBC is owned by the Wilson Group, beneficial owners of 51% of ACPT's outstanding shares.

Property Management Services.

During 2005, ACPT provided management services to two apartment rental projects and one commercial property in which ACPT is not the general partner and IBC or an IBC related entity holds an ownership interest. The management contracts provided for fees ranging from 3.5% to 4.5% of rents. Total fees earned from these properties in 2005 were $470,000.

KEMBT Loan.

The Company repaid the loan on April 30, 2005, net of a $430,000 fee for services provided to KEMBT.

Consulting Agreement.

American Rental Management Company ("American Management"), a wholly owned subsidiary of ACPT, entered into a consulting and retirement compensation agreement with IGC's founder and Chief Executive Officer, James J. Wilson, effective October 5, 1998. The consulting agreement (the "Consulting Agreement") provides for annual cash payments during the first two years of $500,000 and annual cash payments for eight years thereafter of $200,000. However, if Mr. Wilson dies or ACPT is sold during the term of the Consulting Agreement, the agreement provides for a lump sum payment equal to the lesser of $400,000 or the aggregate of annual payments then payable under the agreement. During the Consulting Agreement term, Mr. Wilson will remain available to provide consulting services requested from time to time by the Board of Trustees, including strategic planning and transaction advisory services. Pursuant to the Consulting Agreement, American Management will reimburse the reasonable costs and expenses incurred by Mr. Wilson in providing requested consulting services. At the request of Mr. Wilson, ACPT has been making payments under this Consulting Agreement to IGC. Mr. Wilson is the father of J. Michael Wilson, Chairman and Chief Executive Officer of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company. Thomas J. Shafer, Trustee, provides engineering and consulting services to the Company pursuant to a consulting agreement between the Company and Mr. Shafer. During 2005, Mr. Shafer was paid $3,500 per month for these services. The agreement may be terminated by either party upon thirty days' notice. The Board has determined that Mr. Shafer's provision of services pursuant to his consulting agreement is not a "material" relationship within the meaning of the American Stock Exchange's listing rights. There are no interlocking relationships as defined in the applicable SEC rules.

EQUITY COMPENSATION PLAN INFORMATION

Information in the table below is as of December 31, 2005:
Equity Compensation Plan Information

	Number of securities to be	Weighted-average exercise	Number of securities remaining available for
	issued upon exercise of	Price of outstanding options,	future issuance under equity compensation
	Outstanding options, warrants	warrants and rights	plans (excluding securities reflected in column
Plan Category	and rights		(a))
	(a)	(b)	(c)

Equity compensation plans
Approved by share holders	--	$ --	--

Equity compensation plan not
Approved by shareholders - Employee Share Incentive Plan (1)	33,200	$4.00	174,800

Equity compensation plan not
Approved by shareholders - Trustee Share Incentive Plan (1)	22,000	$4.00	23,600

Total	55,200	$4.00	198,400

(1) ACPT maintains an employee share incentive plan and a trustee share incentive plan ("Plans") that have a total of 55,200 outstanding incentive rights that do not bear an exercise price, but rather a base price of $4 as of December 31, 2005. These rights entitle the holder to receive, upon exercise, an amount payable in cash, shares or other property (or any combination thereof) equal to the difference between the 20 day average market value of the shares, which was $19.56 as of December 31, 2005, and the base price. Historically, the obligations have been satisfied with cash.

SHARE PRICE PERFORMANCE GRAPH

The graph and table below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return of the NAREIT Equity REIT Index and the S&P 500 Index over the same period (assuming the value of investment in ACPT common shares and each index was $100 on December 31, 2000, and all dividends were reinvested). Stock price performance is not necessarily indicative of future results.
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
American Community Properties Trust	100.00	149.16	131.03	195.23	298.33	474.46
NAREIT Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's trustees, officers, and persons who beneficially own more than ten percent of ACPT's Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ACPT. Trustees, officers and greater than ten percent shareholders are required by SEC regulation to furnish ACPT with copies of all Section 16(a) forms they file.

Based solely on review of the copies of these reports furnished to the Company during and with respect to the fiscal year ended December 31, 2005 and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2005.

ANNUAL REPORT

The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2005, are included in the Company's Annual Report, which is being mailed to all shareholders with this proxy statement.

Additional copies of the Annual Report and the Company's 2005 Form 10-K are available without charge on the Company's website at www.acptrust.com or upon written request to American Community Properties Trust, 222 Smallwood Village Center, St. Charles, Maryland 20602, Attention: Director of Investor Relations.

SHAREHOLDER PROPOSALS AND ADVANCE NOTICE PROVISIONS

Proposals for Inclusion in 2007 Proxy Materials

If any shareholder intends to submit a proposal for consideration at the Company's 2007 Annual Meeting of Shareholders, such proposal must be received by the Secretary of the Company no later than December 22, 2006, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with that meeting. Shareholder proposals should be submitted to American Community Properties Trust, Attn: Cynthia L. Hedrick, Secretary, 222 Smallwood Village Center, St. Charles, Maryland, 20602. Such a proposal must contain a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made, and all other information required to be presented pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with our Bylaws, the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made also must provide (x) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of each class of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Trustee Nominations and Other Proposals to be Addressed at the 2007 Annual Meeting

The Bylaws of the Company provide a formal procedure for bringing business before the annual meeting of shareholders that also applies to matters that shareholders wish to present, but do not wish to be considered for inclusion in the proxy statement and form of proxy. A shareholder proposing to present a matter before the 2007 annual meeting but not have the proposal considered for inclusion in the proxy materials is required to deliver notice thereof in writing to the Secretary of the Company at the principal executive offices of the Company no earlier than March 9, 2007 and no later than April 8, 2007. If the date of the 2007 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of this year's annual meeting of shareholders, the notice by the shareholder to be timely must be delivered to the Secretary of the Company on the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, the same type of information required for proposals to be considered for inclusion in the proxy materials under the prior paragraph.

Discretionary Authority

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies the Company after March 7, 2007 of an intent to present a proposal at the Company's 2007 annual meeting of shareholders (and for any reason the proposal is voted upon at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Communicating with the Board of Trustees

Any shareholder who wishes to communicate to the entire Board of Trustees of the Company, or to any individual trustee, whether or not in relation to a shareholder nomination or a shareholder proposal, may send that communication in writing to the Secretary of the Company at the address provided in the paragraph above and it will be forwarded to the appropriate member (s) of the Board. All written shareholder communications to the Board of Trustees will be forwarded to the designated recipients.

OTHER MATTERS

The Board of Trustees does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

EXPENSES OF SOLICITATION

The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's shares. The Company anticipates these fees and expenses will be approximately $6,500.

Cynthia L. Hedrick
Secretary

AMERICAN COMMUNITY PROPERTIES TRUST
Proxy for Meeting of ACPT Shareholders on June 7, 2006

The undersigned, a shareholder of American Community Properties Trust, (the "Company") hereby appoints

J. Michael Wilson and Cynthia L. Hedrick, and each of them individually, as Proxies to represent and vote all of the Company's Common Shares held of record by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, on Wednesday, June 7, 2006 at 10:00 a.m., EDT, or at any adjournment or postponement thereof, as follows on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) BELOW, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES". THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.
  To elect two trustees of the Company for a three-year term to expire at the 2009 Annual Meeting of Shareholders.

  Nominees: (a) Antonio Ginorio and (b) Edwin L. Kelly

  [ ] FOR ALL NOMINEES [ ] WITHHELD FROM ALL NOMINEES

  [ ] _______________________________________________

  For all nominees except as noted above

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 21, 2006.

Please complete, sign, and date this proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise to P.O. Box 2637, Waldorf, Maryland 20604.
_______________________________________ Name of Shareholder	______________________ Number of Shares Held
_______________________________________ Signature	______________________, 2006 Date
_______________________________________ Title or Authority, if applicable
Note:

If Shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, giving his or her title. A partnership should sign in the partnership name by an authorized person. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY.